Exhibit 99.1

                   Intel Third-Quarter Revenue $8.5 Billion;
              Earnings Per Share of 30 Cents Includes Tax Benefits

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 12, 2004--Intel Corporation today announced third-quarter revenue of $8.5 billion, up 5 percent sequentially and up 8 percent year-over-year.
     Third-quarter net income was $1.9 billion, up 8 percent sequentially and up 15 percent year-over-year. Earnings per share were 30 cents, up 11 percent sequentially and up 20 percent from 25 cents in the third quarter of 2003.
     "Intel delivered growth in both of its major businesses in the third quarter driven by record server and mobile microprocessor shipments and market segment share gains in flash memory," said Intel CEO Craig R. Barrett. "Growth was not as high as we originally anticipated due to inventory adjustments at some of our major customers and lower than expected overall demand for PCs.
     "Intel crossed over to 90nm technology in microprocessor shipments to the computing market segment for the quarter and built 65nm memory chips containing more than half a billion transistors each, reflecting the company's long-term strategy of investing in leading-edge process technology. We also returned more cash to our stockholders with a $2.5-billion share re-purchase, our largest ever."
     Intel's results for the third quarter of 2004 included tax-related items that increased earnings-per-share by 3.6 cents; additional information about these tax items is included in the Financial Review section of this release. Intel's results for the second quarter of 2004 included tax-related items that increased earnings by 1.7 cents per share. The company's results for the third quarter of 2003 included a tax benefit related to a divestiture that increased earnings by 1.9 cents per share.

     BUSINESS OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors Regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Intel's annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Oct. 11, 2004.


-- Revenue in the fourth quarter is expected to be between $8.6 billion and $9.2 billion.
-- Gross margin percentage for the fourth quarter is expected to be approximately 56 percent, plus or minus a couple of points. The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing, manufacturing yields, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp and associated costs.
-- Expenses (R&D plus MG&A) in the fourth quarter are expected to be between $2.4 billion and $2.5 billion. Expenses, particularly certain marketing and compensation expenses, could vary from expectations depending on the level of demand for our products and the level of revenue and profits.
-- R&D spending for 2004 is expected to be $4.7 billion, slightly below the previous expectation of $4.8 billion.
-- The capital spending expectation for 2004 is unchanged at between $3.6 billion and $4.0 billion.
-- Gains from equity investments and interest and other in the fourth quarter are expected to be approximately $65 million.
-- The tax rate for the fourth quarter is expected to be approximately
30.5 percent. The tax rate expectation is based on current tax law and current expected income, and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, the resolution of issues arising from tax audits with various tax authorities and the ability to realize deferred tax assets.
-- Depreciation for the fourth quarter is expected to be between $1.1 billion and $1.2 billion.
-- Amortization of acquisition-related intangibles and costs is expected to be approximately $40 million in the fourth quarter and approximately $180 million for the full year.

     THIRD-QUARTER REVIEW AND RECENT HIGHLIGHTS

     Financial Review


-- The gross margin percentage for the quarter was 55.7 percent, as compared to the revised expectation of approximately 58 percent, plus or minus a couple of points, primarily due to higher than expected inventory reserves; higher than expected motherboard and chipset units and lower than expected processor units in the revenue mix; and an inventory write-down as a result of lower chipset unit costs.
-- The effective tax rate for the quarter was 21.4 percent, lower than the July expectation of approximately 31 percent and below the September expectation of approximately 29.5 percent. The September expectation reflected the impact of a higher percentage of profits being generated in lower-tax jurisdictions, which increased earnings by 0.6 cents per share. Subsequently, in connection with preparing and filing its 2003 federal tax return and preparing its state returns, Intel reduced its third-quarter tax provision by $195 million, which increased earnings by 3 cents per share. The reduction in the tax provision was primarily driven by additional tax benefits for export sales, along with state tax benefits for divestitures.
-- Intel used approximately $2.5 billion in cash to repurchase 106.3 million shares of its common stock under an ongoing program.

     Key Product Trends (Sequential)


-- Intel Architecture microprocessor units were higher and set a third-quarter record. The average selling price was approximately flat.
-- Chipset units set a record.
-- Motherboard units set a record.
-- Flash memory units were approximately flat.
-- Wireless connectivity units set a record. Wired connectivity units were lower.


     Intel Architecture Business

     Intel extended its mobile leadership with record microprocessor shipments and the introduction of seven new processors spanning the mobility, value and desktop replacement notebook market segments. Four new low-voltage and ultra-low-voltage Pentium(R) M processors and Celeron(R) M processors enable highly mobile sub-notebook, mini-notebook and tablet PCs weighing less than three pounds. Two new Celeron M processors bring Intel's latest mobile architecture to value-priced thin-and-light notebook PCs. The mobile Pentium 4 processor 548 supporting HT Technology brings performance for processor intensive and multithreaded applications to desktop replacement notebooks.
     In the enterprise segment, Intel generated record processor unit shipments and launched a major new Intel(R) Xeon(R) platform for dual-processor servers that provides faster processor and system bus speeds, support for faster DDR2 memory, high-bandwidth PCI Express* interconnect technology, Demand Based Switching for power reduction, and Intel(R) EM64T technology for working with very large data sets. The company released software tools that help developers optimize the performance of applications running on Intel microprocessors with EM64T. Intel also demonstrated a forthcoming Itanium(R) family processor codenamed Montecito that will have 1.7 billion transistors, providing multiple CPU cores and 24 MB of cache memory.
     For the desktop, Intel introduced the Celeron D processor 340 along with the Intel(R) 910GL Express chipset, bringing greater computing performance, Intel(R) High Definition Audio and Intel(R) Graphics Media Accelerator 900 technology to value-priced PCs.
     Intel continued its efforts to reach beyond megahertz to deliver platform performance and capabilities in new ways. The company announced it has shipped 50 million microprocessors with HyperThreading (HT) technology, which accelerates the performance of "multithreaded" operating systems and applications that allow tasks to be executed in parallel by multiple processors or HT technology-enabled systems. The company discussed new platform technologies designed to help make future PCs more manageable, reliable and secure, and discussed plans to ship multicore processors into all of its computing segments beginning in 2005, bringing additional performance to the growing base of multithreaded Intel Architecture software.
     For the digital home, Intel announced the 2004 Entertainment PC platform. Based on the Pentium(R) 4 processor with HT Technology and Intel(R) 915 Express Chipset, the platform allows manufacturers to develop Entertainment PCs for the upcoming holiday season and beyond. Intel also announced industry advances in hardware and software technologies designed to allow consumers to access premium protected content such as first-release movies on networked digital devices throughout the home. Intel and Dolby Laboratories announced plans to help bring premium surround-sound audio to Intel-based platforms while Intel Capital invested in five companies developing digital home technologies.

     Intel Communications Group

     In wireless, Intel shipped a record number of WiFi connections and delivered the first samples of a product code-named Rosedale, a system-on-a-chip solution for WiMAX* wireless broadband equipment for homes and businesses. In addition, Intel, NEC, Texas Instruments and Wisair demonstrated forthcoming Wireless USB and ultra-wideband technologies that will enable wireless high-bandwidth data transfers between PCs and other devices such as digital audio players and camcorders.
     In flash, Intel gained market segment share driven by record shipments of the company's high-density Intel(R) StrataFlash(R) memories for the cellular phone market segment.
     In cellular, Intel, Nokia and Symbian announced plans to enable smart phones based on the Nokia Series 60 Platform to be built using Intel(R) XScale(R) technology. In addition, Intel and Symbian are developing a reference design that manufacturers can use to build 3G phones based on Symbian OS* software and a forthcoming Intel processor code-named Hermon.
     In communications infrastructure, Fujitsu and UTStarcom have adopted Intel processors and standards-based communications platform technologies in forthcoming service provider equipment. In optical, Fujitsu selected Intel optical transport processors for use in dense wavelength division multiplexing systems.

     Technology and Manufacturing Group

     Intel achieved an important technology crossover as the majority of microprocessors shipped into the computing market segments during the third quarter were based on the company's 90nm production process.
     The company announced that its forthcoming 65nm manufacturing technology has been used to build fully functional 70 Mb SRAM chips containing more than half a billion transistors. The milestone signals that the company is on track to double the transistor density on future chips in accordance with Moore's Law. Intel's 65nm technology development is expected to be completed in 2005, with high-volume product shipments in 2006.
     The company also announced it has installed the industry's first commercial extreme-ultraviolet (EUV) lithography tool and set up an EUV mask pilot line. The announcement marks the transition of EUV from the laboratory into a pilot line research environment, with the first commercial use targeting 32nm production in 2009.

     EARNINGS WEBCAST

     Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Jan. 11.

     STATUS OF BUSINESS OUTLOOK AND MID-QUARTER BUSINESS UPDATE

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Dec. 2. From the close of business on Nov. 26 until publication of the Update, Intel will observe a "Quiet Period" during which the Business Outlook disclosed in the company's press releases and filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Business Outlook, Update and related Quiet Periods, please refer to the Business Outlook section of Intel's Web site at www.intc.com.

     RISK FACTORS REGARDING FORWARD-LOOKING STATEMENTS

     The statements in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the factors accompanying certain of such statements above and set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended June 26, 2004.

     -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, pricing pressures and actions taken by our competitors, the timing of new product introductions and the availability of sufficient inventory to meet demand. Factors that could cause demand to be different from Intel's expectations include changes in business and economic conditions, changes in customer order patterns and the level of inventory at customers.

     -- The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation, and impairment of manufacturing or assembly and test assets.

     -- The expectation regarding gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in the fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.
     Intel, Pentium, Celeron, Intel Xeon, Itanium, Intel StrataFlash and Intel XScale are marks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.
     *Other names and brands may be claimed as the property of others.


                                INTEL CORPORATION
                   CONSOLIDATED SUMMARY INCOME STATEMENT DATA
                     (In millions, except per share amounts)

                          Three Months Ended      Nine Months Ended
                          -------------------   ---------------------
                         Sept. 25,   Sept. 27,  Sept. 25,   Sept. 27,
                            2004       2003        2004        2003
                          --------   --------   ---------   ---------
NET REVENUE               $ 8,471    $ 7,833    $ 24,611    $ 21,400
Cost of sales               3,752      3,275      10,242       9,862
                          --------   --------   ---------   ---------
GROSS MARGIN                4,719      4,558      14,369      11,538
                          --------   --------   ---------   ---------

Research and development    1,183      1,135       3,564       3,183
Marketing, general and
 administrative             1,123      1,046       3,434       3,137
Impairment of goodwill          -          -           -           6
Amortization of
 acquisition-related
 intangibles and costs         40         68         141         236
Purchased in-process
 research and
 development                    -          5           -           5
                          --------   --------   ---------   ---------
OPERATING EXPENSES          2,346      2,254       7,139       6,567
                          --------   --------   ---------   ---------
OPERATING INCOME            2,373      2,304       7,230       4,971
Gains (losses) on equity
 securities, net              (10)       (63)          1        (248)
Interest and other, net        63         34         159         139
                          --------   --------   ---------   ---------
INCOME BEFORE TAXES         2,426      2,275       7,390       4,862
Income taxes                  520        618       1,997       1,394
                          --------   --------   ---------   ---------
NET INCOME                $ 1,906    $ 1,657    $  5,393    $  3,468
                          ========   ========   =========   =========

BASIC EARNINGS PER SHARE  $  0.30    $  0.25    $   0.84    $   0.53
                          ========   ========   =========   =========
DILUTED EARNINGS PER
 SHARE                    $  0.30    $  0.25    $   0.82    $   0.53
                          ========   ========   =========   =========

COMMON SHARES OUTSTANDING   6,375      6,517       6,435       6,532
COMMON SHARES ASSUMING
 DILUTION                   6,442      6,625       6,541       6,605


                                INTEL CORPORATION
                     CONSOLIDATED SUMMARY BALANCE SHEET DATA
                                  (In millions)


                                    Sept. 25,   June 26,    Dec. 27,
                                      2004        2004        2003
                                    ---------   ---------   ---------
CURRENT ASSETS
Cash and short-term investments     $ 13,647    $ 14,264    $ 13,539
Trading assets                         2,510       2,708       2,625
Accounts receivable                    3,266       3,183       2,960
Inventories:
 Raw materials                           434         395         333
 Work in process                       1,750       1,912       1,490
 Finished goods                          996         916         696
                                    ---------   ---------   ---------
                                       3,180       3,223       2,519

Deferred tax assets and other          1,387       1,380       1,239
                                    ---------   ---------   ---------
 Total current assets                 23,990      24,758      22,882

Property, plant and equipment, net    15,924      16,007      16,661
Marketable strategic equity
 securities                              461         582         514
Other long-term investments            2,365       2,238       1,866
Goodwill                               3,734       3,730       3,705
Other assets                           1,326       1,357       1,515
                                    ---------   ---------   ---------

 TOTAL ASSETS                       $ 47,800    $ 48,672    $ 47,143
                                    =========   =========   =========

CURRENT LIABILITIES
Short-term debt                     $    213    $    216    $    224
Accounts payable and accrued
 liabilities                           5,514       5,253       5,237
Deferred income on shipments to
 distributors                            652         640         633
Income taxes payable                   1,451       1,429         785
                                    ---------   ---------   ---------
 Total current liabilities             7,830       7,538       6,879
LONG-TERM DEBT                           882         898         936
DEFERRED TAX LIABILITIES               1,358       1,643       1,482

STOCKHOLDERS' EQUITY                  37,730      38,593      37,846
                                    ---------   ---------   ---------

 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY              $ 47,800    $ 48,672    $ 47,143
                                    =========   =========   =========

                                INTEL CORPORATION
                  SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                                  (In millions)

                                         Q3 2004   Q2 2004   Q3 2003
                                        --------- --------- ---------
GEOGRAPHIC REVENUE:
  Americas                                $1,799    $1,956    $2,168
                                              21%       24%       28%
  Asia-Pacific                            $4,014    $3,661    $3,266
                                              48%       45%       42%
  Europe                                  $1,886    $1,665    $1,683
                                              22%       21%       21%
  Japan                                     $772      $767      $716
                                               9%       10%        9%
ADDITIONAL REVENUE-RELATED INFORMATION:
Intel Architecture business
 microprocessor revenue                   $5,928    $5,751    $5,719
Intel Architecture business chipset,
 motherboard and other revenue            $1,210    $1,023    $1,140
Flash revenue                               $638      $587      $389

CASH INVESTMENTS:
Cash and short-term investments          $13,647   $14,264   $13,038
Trading assets - fixed income (1)         $2,192    $2,390    $2,118
                                        --------- --------- ---------
Total cash investments                   $15,839   $16,654   $15,156

INTEL CAPITAL PORTFOLIO:
Marketable strategic equity securities      $461      $582      $561
Other strategic investments                 $631      $640      $689
                                        --------- --------- ---------
Total Intel Capital portfolio             $1,092    $1,222    $1,250

TRADING ASSETS:
Trading assets - equity securities
  offsetting deferred compensation (2)      $318      $318      $284
Total trading assets - sum of 1+2         $2,510    $2,708    $2,402

SELECTED CASH FLOW INFORMATION:
Depreciation                              $1,155    $1,151    $1,167
Amortization of acquisition-related
 intangibles & costs                         $40       $43       $68
Capital spending                         ($1,106)  ($1,026)  ($1,072)
Stock repurchase program                 ($2,500)  ($1,511)       $0
Proceeds from sales of shares to
  employees, tax benefit & other            $302      $258      $421
Dividends paid                             ($253)    ($258)    ($131)
Net cash used for acquisitions              ($20)     ($33)     ($21)

SHARE INFORMATION:
Average common shares outstanding          6,375     6,449     6,517
Dilutive effect of stock options              67       109       108
Common shares assuming dilution            6,442     6,558     6,625

STOCK BUYBACK:
  Shares repurchased                       106.3      56.0         -
  Shares authorized for buyback          2,300.0   2,300.0   2,300.0
  Cumulative shares repurchased         (2,097.5) (1,991.2) (1,824.6)
  Shares available for buyback             202.5     308.8     475.4

OTHER INFORMATION:
Employees (in thousands)                    84.2      81.7      79.1
Days sales outstanding                        35        36        37

                                INTEL CORPORATION
                  SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
                                 ($ in millions)


                                   Q3     Q2     YTD     Q3     YTD
                                  2004   2004    2004   2003    2003
-------------------------------- ------ ------ ------- ------ -------
OPERATING SEGMENT
INFORMATION:

Intel Architecture Business
 Revenue                         7,138  6,774  20,937  6,859  18,481
 Operating income                2,790  2,788   8,586  2,899   6,633
-------------------------------- ------ ------ ------- ------ -------
Intel Communications Group
 Revenue                         1,327  1,271   3,663    973   2,893
 Operating loss                   (251)  (126)   (596)  (208)   (681)
-------------------------------- ------ ------ ------- ------ -------
All Other
 Revenue                             6      4      11      1      26
 Operating loss                   (166)  (281)   (760)  (387)   (981)
-------------------------------- ------ ------ ------- ------ -------
Total
 Revenue                         8,471  8,049  24,611  7,833  21,400
 Operating income                2,373  2,381   7,230  2,304   4,971
-------------------------------- ------ ------ ------- ------ -------


Beginning in 2004, the company combined its communications-related businesses into a single organization, the Intel Communications Group
(ICG). Previously, these communications businesses were in two separate product line operating segments: the former Intel Communications Group and the Wireless Communications and Computing Group. The company now consists of two reportable product-line operating segments: the Intel Architecture business, which is composed of the Desktop Platforms Group, the Mobile Platforms Group and the Enterprise Platforms Group; and ICG. All prior period amounts have been restated to reflect the new presentation as well as certain minor reorganizations effected through the third quarter of 2004.

The Intel Architecture operating segment's products include microprocessors and related chipsets and motherboards. ICG's products include flash memory; wired Ethernet and wireless connectivity products; communications infrastructure components such as network and embedded processors and optical components; microcontrollers;
application and cellular processors used in cellular handsets and handheld computing devices; and cellular baseband chipsets.

The "all other" category includes acquisition-related costs, including amortization and any impairments of acquisition-related intangibles and goodwill. "All other" also includes the results of operations of seed businesses that support the company's initiatives. Finally, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses not allocated to the operating segments.